Exhibit 99.1

PRESS RELEASE

ERA GROUP INC. REPORTS
FOURTH QUARTER AND FULL YEAR 2015 RESULTS

During 2015, the Company:

•	generated positive free cash flows despite the deteriorating business environment;

•	consolidated its Brazilian joint venture, Aeróleo Taxi Aero S/A (“Aeróleo”), and purchased a 75% interest in Sicher Helicopters SAS (“Sicher”), a helicopter operator in Colombia;

•	sold its fixed base operations (“FBO”) in Alaska for proceeds of $14.3 million, resulting in gains of $12.9 million;

•	upgraded its fleet by placing in service its first two S92 heavy helicopters and two AW189 heavy helicopters;

•	repurchased $50.2 million principal amount of its 7.750% senior unsecured notes (the “7.750% Senior Notes”) for total cash of $47.9 million, inclusive of accrued interest; and

•
recorded an impairment charge of $1.9 million on the write-off of its goodwill balance and non-recurring tax charges of $3.8 million resulting from the consolidation of Aeróleo and $1.0 million related to the transfer of a helicopter to Sicher.

Houston, Texas
February 25, 2016
FOR IMMEDIATE RELEASE — Era Group Inc. (NYSE: ERA) today reported a net loss for its fourth quarter ended December 31, 2015 (“current quarter”) of $3.4 million, or $0.17 per diluted share, on operating revenues of $73.9 million compared to net income of $3.2 million, or $0.16 per diluted share, on operating revenues of $74.7 million for the quarter ended December 31, 2014 (“prior year quarter”). Excluding the special items discussed below and a $3.8 million write-off of a deferred tax asset resulting from the consolidation of Aeróleo, current quarter net income would have been $0.9 million, or $0.04 per diluted share. The Company also reported net income of $8.7 million, or $0.42 per diluted share, for the year ended December 31, 2015 (“current year”) on operating revenues of $281.8 million compared to net income of $17.1 million, or $0.84 per diluted share, on operating revenues of $331.2 million for the year ended December 31, 2014 (“prior year”).
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $16.8 million in the current quarter compared to $18.6 million in the prior year quarter. EBITDA adjusted to exclude gains on asset dispositions and special items was $16.3 million in the current quarter compared to $18.6 million in the prior year quarter. Gains on asset dispositions were $1.0 million in the current quarter. There were no significant gains in the prior year quarter. Special items in the current quarter consisted of a $1.4 million gain on debt extinguishment related to the repurchase of a portion of the 7.750% Senior Notes and a $1.9 million goodwill impairment charge. There were no special items in the prior year quarter.
EBITDA was $81.7 million in the current year compared to $85.9 million in the prior year. EBITDA adjusted to exclude gains on asset dispositions and special items was $63.0 million in the current year compared to $84.7 million in the prior year. The Company sold or otherwise disposed of helicopters and related equipment for gains of $6.0 million in the current year compared to gains of $6.1 million in the prior year. Special items in the current year consisted of a $1.6 million gain on debt extinguishment related to the repurchase of a portion of the 7.750% Senior Notes, a $12.9 million gain on the sale of the Company’s FBO in Alaska and the goodwill impairment charge discussed above. Special items in the prior year consisted of $2.5 million in severance-related expenses for the Company’s former Chief Executive Officer and a $2.5 million impairment charge related to a probable loss of a note receivable.
“I would like to thank everyone at Era for their diligence in achieving our target of zero air accidents in 2015, extending our clean sheet of zero air accidents in 2014,” said Chris Bradshaw, President and Chief Executive Officer of Era Group. “Safety is our most important core value and remains the highest operational priority for our customers and Era.”
“We believe the challenging industry conditions prevalent in 2015 are likely to persist for the next several quarters as oil and gas companies further reduce their spending levels and there continues to be an excess supply of heavy and medium helicopters in the market. Over the last 16 months, we have reduced headcount by more than 25%, reduced and deferred firm capital commitments, sold our FBO business and helicopter assets for significant gains over book value, lowered our fixed charges by repurchasing $50 million of our 7.750% Senior Notes at discounts to par and successfully implemented other cost control measures. We remain focused on maintaining the highest safety performance, maximizing the utilization of our fleet, realizing operational efficiencies and protecting our balance sheet.”
“Era has a strong credit profile and ample liquidity to navigate through a prolonged market downturn. During the fourth quarter, we continued to generate positive operating cash flows and improved the funded debt-to-EBITDA and interest coverage ratios under our revolving credit facility to 2.6x and 8.4x, respectively.”
Fourth Quarter Results
Operating revenues were $0.7 million lower in the current quarter compared to the prior year quarter primarily due to lower utilization and lower average rates in the U.S. Gulf of Mexico and Alaska, dry-leasing and air medical contracts that ended subsequent to the prior year quarter and the sale of the FBO in May 2015. These decreases were partially offset by increased revenues due to the consolidation of Aeróleo.
Operating expenses were $0.7 million lower in the current quarter primarily due to reductions in fuel, personnel and other operating costs in our U.S. business, partially offset by increases due to the consolidation of Aeróleo.
Administrative and general expenses were $1.4 million higher in the current quarter due to the consolidation of Aeróleo and increased bad debt reserves, which offset reduced shared service and compensation expenses in the U.S.
Income tax expense was $4.5 million higher in the current quarter primarily due to the write-off of a deferred tax asset upon the consolidation of Aeróleo.
Equity losses were $1.2 million in the current quarter primarily due to losses from the Company’s Dart Holding Company Ltd. (“Dart”) joint venture.
Sequential Quarter Results
Net loss in the current quarter was $3.4 million compared to net income of $0.9 million in the third quarter ended September 30, 2015 (“preceding quarter”). EBITDA was $16.8 million in the current quarter compared to $17.1 million in the preceding quarter. EBITDA adjusted to exclude gains on asset dispositions and special items was $16.3 million in the current quarter compared to $15.3 million in the preceding quarter. Gains on asset dispositions were $1.8 million, and special items were less than $0.1 million in the preceding quarter.
Operating revenues in the current quarter were $4.2 million higher compared to the preceding quarter due to the consolidation of Aeróleo, partially offset by the end of seasonal activities in Alaska and lower fleet utilization.

Operating expenses were $2.1 million higher due to the consolidation of Aeróleo partially offset by reductions in personnel and repairs and maintenance costs. Administrative and general expenses were $0.2 million lower due to reductions in professional services and compensation expenses in the U.S, partially offset by increases due to the consolidation of Aeróleo and increased bad debt reserves.
Full Year Results
Operating revenues were $49.4 million lower in the current year primarily due to reduced utilization of medium helicopters operating in the U.S. Gulf of Mexico and Alaska, dry-leasing and air medical contracts that ended subsequent to the prior year and the sale of the FBO in May 2015. These decreases were partially offset by higher revenues from international oil and gas operations due to the consolidation of Aeróleo.
Operating expenses were $32.9 million lower in the current year primarily due to lower fuel, repairs and maintenance and personnel expenses.
Administrative and general expenses were $1.2 million lower in the current year primarily due to lower compensation costs and transition services, which were partially offset by higher professional fees and Aeróleo expenses.
Depreciation expense was $1.0 million higher in the current year primarily due to a base expansion project and new helicopters placed in service.
During the current year, the Company sold or otherwise disposed of helicopters and other equipment for total consideration of $36.5 million, including cash proceeds of $25.3 million, resulting in gains of $6.0 million, compared to proceeds from helicopter and equipment sales of $7.1 million and gains of $6.1 million in the prior year.
Interest expense was $1.3 million lower in the current year primarily due to increased capitalized interest and interest savings resulting from the repurchase of a portion of the 7.750% Senior Notes.
Derivative losses, net, were less than $0.1 million in the Current Year. Unrealized derivative losses of $0.9 million in the Prior Year were primarily due to the revaluation to market of forward currency contracts.
Income tax expense was $5.8 million higher in the current year primarily due to the write-off of a deferred tax asset related to the consolidation of Aeróleo and a nonrecurring charge related to the acquisition of Sicher.
Equity losses were $1.9 million in the current year compared to equity earnings of $2.7 million in the prior year. The reduction in equity earnings is primarily due to the sale of a 51% interest in Lake Palma S.A. in the prior year for a gain of $1.5 million, net of tax, and equity losses from Dart in the current year.
Fleet Update
During the current quarter, the Company’s capital expenditures were $12.8 million, which consisted primarily of payments for new helicopter purchases. The Company placed two S92 heavy helicopters in service during the current quarter, one of which was delivered in the preceding quarter, and took delivery of and placed in service two AW189 heavy helicopters during the current quarter. The Company records helicopter acquisitions in property and equipment and places helicopters in service once completion work has been finalized and the helicopters are ready for use.
The Company continues to experience excess capacity in its medium and heavy helicopters and expects this excess capacity to persist for the next several quarters. Excess helicopters include the Company’s helicopters other than those under customer contracts, undergoing maintenance or dedicated for charter activity. The Company is participating in several competitive bids to place excess medium and heavy helicopters on contract. In addition, the Company may sell certain helicopters on an opportunistic basis consistent with its stated strategy.

Capital Commitments
The Company’s unfunded capital commitments as of December 31, 2015 consisted primarily of orders for helicopters and totaled $150.3 million, of which $38.9 million is payable during 2016 with the balance payable through 2018. The non-cancellable portion of helicopter commitments payable in 2016 is $13.4 million. The Company may terminate $123.6 million of its total commitments (inclusive of deposits paid on options not yet exercised) without further liability other than liquidated damages of $3.2 million in the aggregate.
Included in these capital commitments are agreements to purchase seven AW189 heavy helicopters, two S92 heavy helicopters and five AW169 light twin helicopters. The AW189 and S92 helicopters are scheduled to be delivered in 2016 through 2018. Delivery dates for the AW169 helicopters have yet to be determined. In addition, the Company had outstanding options to purchase up to an additional ten AW189 helicopters and two S92 helicopters. If these options are exercised, the helicopters would be delivered beginning in 2017 through 2018. As of December 31, 2015, the Company had $1.5 million of deposits paid on these unexercised helicopter purchase options.
Capital Allocation and Liquidity
In the current quarter, the Company repurchased $25.3 million principal amount of its 7.750% Senior Notes at prices ranging from 79.00 to 95.00 for total cash of $23.5 million, inclusive of accrued interest, and recognized gains of $1.4 million.
As of December 31, 2015, the Company had $14.4 million in cash balances and $207.1 million of remaining availability under its senior secured revolving credit facility (the “Facility”) for total liquidity of $221.5 million. The Company’s funded debt-to-EBITDA and interest coverage ratios, as defined in the Facility, improved during the quarter to 2.6x and 8.4x, respectively.
Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Friday, February 26, 2016 to review the results for the fourth quarter and full year ended December 31, 2015. The conference call can be accessed as follows:
All callers will need to reference the access code 1755914
Within the U.S.: Operator Assisted Toll-Free Dial-In Number: (888) 576-4398
Outside the U.S.: Operator Assisted International Dial-In Number: (719) 325-2495
Replay
A telephone replay will be available through March 10, 2016 and may be accessed by calling (888) 203-1112 for domestic callers or (719) 457-0820 for international callers. An audio replay will also be available on the Company’s website at www.eragroupinc.com shortly after the call and will be accessible through March 10, 2016.
About Era Group
Era Group is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S. In addition to servicing its U.S. customers, Era Group also provides helicopters and related services to customers and third-party helicopter operators in other countries, including Brazil, Colombia, Dominican Republic, India, Norway, Spain, and the United Kingdom. Era Group’s helicopters are primarily used to transport personnel to, from and between offshore oil and gas production platforms, drilling rigs and other installations.

Forward-Looking Statements Disclosure
Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others, the Company’s dependence on, and the cyclical and volatile nature of, offshore oil and gas exploration, development and production activity, and the impact of general economic conditions and fluctuations in worldwide prices of and demand for oil and natural gas on such activity levels; the Company’s reliance on a small number of customers and the reduction of its customer base resulting from consolidation; cost-saving initiatives implemented by the Company’s customers; risks inherent in operating helicopters; the Company’s ability to maintain an acceptable safety record; the Company’s ability to successfully expand into other geographic and helicopter service markets; the impact of increased U.S. and foreign government regulation and legislation, including potential government implemented moratoriums on drilling activities; risks of engaging in competitive processes or expending significant resources with no guaranty of recoupment; risks of a grounding of all or a portion of the Company’s fleet for extended periods of time or indefinitely; risks that the Company’s customers reduce or cancel contracted services or tender processes; the Company’s reliance on a small number of helicopter manufacturers and suppliers; risks associated with political instability, governmental action, war, acts of terrorism and changes in the economic condition in any foreign country where the Company does business, which may result in expropriation, nationalization, confiscation or deprivation of the Company’s assets or result in claims of a force majeure situation; the impact of declines in the global economy and financial markets; the impact of fluctuations in foreign currency exchange rates on the Company’s cost to purchase helicopters, spare parts and related services and on asset values; the Company’s credit risk exposure; the Company’s ongoing need to replace aging helicopters; the Company’s reliance on the secondary helicopter market to dispose of older helicopters; the Company’s reliance on information technology; the impact of allocation of risk between the Company and its customers; the liability, legal fees and costs in connection with providing emergency response services; risks associated with the Company’s debt structure; operational and financial difficulties of the Company’s joint ventures and partners; conflict with the other owners of the Company’s non-wholly owned subsidiaries and other equity investees; adverse results of legal proceedings; adverse weather conditions and seasonality; the Company’s ability to obtain insurance coverage and the adequacy and availability of such coverage; the possibility of labor problems; the attraction and retention of qualified personnel; restrictions on the amount of foreign ownership of the Company’s common stock; and various other matters and factors, many of which are beyond the Company’s control. In addition, these statements constitute Era Group's cautionary statements under the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors. Consequently, the foregoing should not be considered a complete discussion of all potential risks or uncertainties. The words "estimate," "project," "intend," "believe," "plan" and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. Era Group disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in Era Group's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect the Company's businesses, particularly those mentioned under "Risk Factors" in Era Group's Annual Report on Form 10-K for the year ended December 31, 2015, in Era Group's subsequent Quarterly Reports on Form 10-Q and in Era Group's current reporting on Form 8-K (if any), which are incorporated by reference.
For additional information concerning Era Group, contact Andrew Puhala at (713) 369-4646 or visit Era Group’s website at www.eragroupinc.com.

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(unaudited)
Operating revenues	$73,943	$74,689	$281,837	$331,222
Costs and expenses:
Operating	45,085	45,772	171,481	204,373
Administrative and general	11,052	9,647	42,812	43,987
Depreciation and amortization	12,151	11,854	47,337	46,312
Total costs and expenses	68,288	67,273	261,630	294,672
Gains on asset dispositions, net	994	29	5,953	6,101
Goodwill impairment	(1,866)	—	(1,866)	—
Operating income	4,783	7,445	24,294	42,651
Other income (expense):
Interest income	391	122	1,191	540
Interest expense	(3,979)	(3,556)	(13,526)	(14,778)
Derivative gains (losses), net	(4)	800	(18)	(944)
Foreign currency losses, net	(319)	(1,856)	(2,590)	(2,377)
Gain on debt extinguishment	1,369	—	1,617	—
Gain on sale of FBO	—	—	12,946	—
Note receivable impairment	—	—	—	(2,457)
Other, net	54	(14)	45	(4)
Total other income (expense)	(2,488)	(4,504)	(335)	(20,020)
Income before income tax expense and equity earnings (losses)	2,295	2,941	23,959	22,631
Income tax expense, net	4,691	155	14,117	8,285
Income (loss) before equity earnings (losses)	(2,396)	2,786	9,842	14,346
Equity earnings (losses), net of tax	(1,224)	354	(1,943)	2,675
Net income (loss)	(3,620)	3,140	7,899	17,021
Net loss attributable to non-controlling interest in subsidiary	173	45	806	96
Net income (loss) attributable to Era Group Inc.	$(3,447)	$3,185	$8,705	$17,117

Basic earnings (loss) per common share	$(0.17)	$0.16	$0.42	$0.84
Diluted earnings (loss) per common share	$(0.17)	$0.16	$0.42	$0.84

Weighted average common shares outstanding, basic	20,183,027	20,173,583	20,228,370	20,073,378
Weighted average common shares outstanding, diluted	20,183,027	20,232,025	20,270,756	20,139,581

EBITDA	$16,810	$18,583	$81,688	$85,856
Adjusted EBITDA	$17,307	$18,583	$68,991	$90,775
Adjusted EBITDA excluding Gains	$16,313	$18,554	$63,038	$84,674

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)

	Three Months Ended
	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014
Operating revenues	$73,943	$69,741	$70,738	$67,415	$74,689
Costs and expenses:
Operating	45,085	43,007	39,784	43,605	45,772
Administrative and general	11,052	11,238	10,779	9,743	9,647
Depreciation and amortization	12,151	12,186	11,398	11,602	11,854
Total costs and expenses	68,288	66,431	61,961	64,950	67,273
Gains (losses) on asset dispositions, net	994	1,813	(242)	3,388	29
Goodwill impairment	(1,866)	—	—	—	—
Operating income	4,783	5,123	8,535	5,853	7,445
Other income (expense):
Interest income	391	232	317	251	122
Interest expense	(3,979)	(3,121)	(2,881)	(3,545)	(3,556)
Derivative gains (losses), net	(4)	8	(10)	(12)	800
Foreign currency gains (losses), net	(319)	146	543	(2,960)	(1,856)
Gains (losses) on debt extinguishment	1,369	(16)	—	264	—
Gain on sale of FBO	—	—	12,946	—	—
Other, net	54	—	(9)	—	(14)
Total other income (expense)	(2,488)	(2,751)	10,906	(6,002)	(4,504)
Income (loss) before income tax expense and equity earnings (losses)	2,295	2,372	19,441	(149)	2,941
Income tax expense (benefit)	4,691	1,343	8,138	(55)	155
Income (loss) before equity earnings (losses)	(2,396)	1,029	11,303	(94)	2,786
Equity earnings (losses), net of tax	(1,224)	(376)	(198)	(145)	354
Net income (loss)	(3,620)	653	11,105	(239)	3,140
Net loss attributable to non-controlling interest in subsidiary	173	208	228	197	45
Net income (loss) attributable to Era Group Inc.	$(3,447)	$861	$11,333	$(42)	$3,185

Basic earnings (loss) per common share	$(0.17)	$0.04	$0.55	$—	$0.16
Diluted earnings (loss) per common share	$(0.17)	$0.04	$0.55	$—	$0.16

Weighted average common shares outstanding, basic	20,183,027	20,260,514	20,273,780	20,195,955	20,173,583
Weighted average common shares outstanding, diluted	20,183,027	20,287,069	20,332,657	20,195,955	20,232,025

EBITDA	$16,810	$17,071	$33,205	$14,602	$18,583
Adjusted EBITDA	$17,307	$17,087	$20,259	$14,338	$18,583
Adjusted EBITDA excluding Gains	$16,313	$15,274	$20,501	$10,950	$18,554

ERA GROUP INC. OPERATING REVENUES BY LINE OF SERVICE (unaudited, in thousands)

	Three Months Ended
	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014
Oil and gas:(1)
U.S. Gulf of Mexico	$40,368	$42,132	$41,821	$41,913	$45,837
Alaska	3,309	5,429	6,009	3,801	6,496
International	18,865	60	47	—	183
Total oil and gas	62,542	47,621	47,877	45,714	52,516
Dry-leasing	4,643	11,925	12,233	11,956	11,911
Search and rescue	4,955	4,418	4,989	5,238	5,650
Air medical services	1,803	1,854	1,914	2,367	2,301
Flightseeing	—	3,923	3,118	—	—
Fixed Base Operations	—	—	614	2,146	2,403
Eliminations	—	—	(7)	(6)	(92)
	$73,943	$69,741	$70,738	$67,415	$74,689

FLIGHT HOURS BY LINE OF SERVICE(2) (unaudited)

	Three Months Ended
	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014
Oil and gas:(1)
U.S. Gulf of Mexico	8,255	9,435	8,717	7,612	8,514
Alaska	380	797	732	290	560
International	3,055	22	14	—	—
Total oil and gas	11,690	10,254	9,463	7,902	9,074
Search and rescue	275	265	260	300	355
Air medical services	748	949	826	825	831
Flightseeing	—	1,502	1,118	—	—
	12,713	12,970	11,667	9,027	10,260
____________________

(1)	Primarily oil and gas services, but also includes revenues from activities such as firefighting and utility support.

(2)	Does not include hours flown by helicopters in our dry-leasing line of service.

ERA GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014
ASSETS		(unaudited)	(unaudited)	(unaudited)
Current assets:
Cash and cash equivalents	$14,370	$13,808	$17,002	$33,691	$40,867
Receivables:
Trade, net of allowance for doubtful accounts	48,639	39,498	39,866	38,949	33,390
Tax receivables	6,085	114	105	380	380
Other	3,305	2,399	2,005	2,187	1,682
Inventories, net	27,994	24,932	25,808	26,189	26,869
Prepaid expenses	1,963	3,055	3,847	4,081	2,661
Deferred income taxes	—	2,276	2,507	2,167	1,996
Other current assets	191	2,297	6,762	2,800	—
Total current assets	102,547	88,379	97,902	110,444	107,845
Property and equipment	1,175,909	1,175,693	1,192,445	1,171,548	1,171,267
Accumulated depreciation	(316,693)	(311,070)	(314,484)	(315,399)	(308,141)
Net property and equipment	859,216	864,623	877,961	856,149	863,126
Equity investments and advances	28,898	30,256	30,945	31,397	31,753
Goodwill	—	1,589	1,823	352	352
Intangible assets	1,158	1,411	1,410	—	—
Other assets	15,272	12,522	14,547	15,156	14,098
Total assets	$1,007,091	$998,780	$1,024,588	$1,013,498	$1,017,174

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$12,000	$12,037	$12,026	$13,904	$15,120
Accrued wages and benefits	9,012	7,861	7,293	6,822	7,521
Accrued interest	562	3,992	813	4,791	949
Accrued income taxes	—	7,415	7,613	37	267
Derivative instruments	—	71	192	275	1,109
Current portion of long-term debt	3,278	25,335	26,130	26,729	27,426
Accrued other taxes	2,520	1,259	968	1,326	955
Accrued contingencies	2,410	—	—	—	—
Other current liabilities	2,300	3,476	2,588	1,795	2,207
Total current liabilities	32,082	61,446	57,623	55,679	55,554
Long-term debt	266,438	242,873	267,671	277,424	282,118
Deferred income taxes	229,848	213,998	218,802	217,200	217,027
Deferred gains and other liabilities	2,616	1,956	1,994	1,937	2,111
Total liabilities	530,984	520,273	546,090	552,240	556,810

Redeemable noncontrolling interest	4,804	4,783	5,195	—	—
Equity:
Era Group Inc. stockholders’ equity:
Common stock	207	207	206	206	204
Additional paid-in capital	433,175	432,774	431,233	430,251	429,109
Retained earnings	40,502	43,949	43,088	31,755	31,797
Treasury shares, at cost	(2,673)	(2,632)	(563)	(560)	(551)
Accumulated other comprehensive income (loss), net of tax	92	92	(44)	93	95
Total Era Group Inc. stockholders’ equity	471,303	474,390	473,920	461,745	460,654
Non-controlling interest	—	(666)	(617)	(487)	(290)
Total equity	471,303	473,724	473,303	461,258	460,364
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$1,007,091	$998,780	$1,024,588	$1,013,498	$1,017,174

The Company’s management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of our business. EBITDA is defined as Earnings before Interest (includes interest income and interest expense), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain non-recurring items that occur during the reported period, as noted below. We include EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of our operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The following table provides a reconciliation of Net Income, the most directly comparable GAAP measure, to EBITDA, Adjusted EBITDA and Adjusted EBITDA further adjusted to exclude gains on dispositions (in thousands).

	Three Months Ended					Year Ended
	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Dec 31, 2015	Dec 31, 2014
Net Income	$(3,620)	$653	$11,105	$(239)	$3,140	$7,899	$17,021
Depreciation and amortization	12,151	12,186	11,398	11,602	11,854	47,337	46,312
Interest income	(391)	(232)	(317)	(251)	(122)	(1,191)	(540)
Interest expense	3,979	3,121	2,881	3,545	3,556	13,526	14,778
Income tax expense (benefit)	4,691	1,343	8,138	(55)	155	14,117	8,285
EBITDA	$16,810	$17,071	$33,205	$14,602	$18,583	$81,688	$85,856
Special items (1)	497	16	(12,946)	(264)	—	(12,697)	4,919
Adjusted EBITDA	$17,307	$17,087	$20,259	$14,338	$18,583	$68,991	$90,775
Gains on asset dispositions, net (“Gains”)	(994)	(1,813)	242	(3,388)	(29)	(5,953)	(6,101)
Adjusted EBITDA excluding Gains	$16,313	$15,274	$20,501	$10,950	$18,554	$63,038	$84,674
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(1)	Special items include the following:

•
In the three months ended December 31, 2015, a pre-tax gain of $1.4 million on the extinguishment of debt related to the repurchase of a portion of our 7.750% Senior Notes and a pre-tax charge of $1.9 million on the impairment of our goodwill;

•	In the three months ended September 30, 2015, a pre-tax loss of less than $0.1 million on the extinguishment of debt related to the repurchase of a portion of our 7.750% Senior Notes;

•	In the three months ended June 30, 2015, a pre-tax gain of $12.9 million on the sale of our FBO in Alaska;

•	In the three months ended March 31, 2015, a pre-tax gain of $0.3 million on the extinguishment of debt related to the repurchase of a portion of our 7.750% Senior Notes; and

•
In the year ended December 31, 2014, a pre-tax charge of $2.5 million for severance-related expenses for the Company’s former CEO and a pre-tax impairment charge of $2.5 million related to a probable loss of a note receivable.

The Company’s Credit Facility requires that it maintain certain financial ratios on a rolling 12-month basis. The interest coverage ratio is a trailing 12-month quotient of (i) EBITDA (as defined in the Facility) less dividends and distributions divided by (ii) interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies. The funded debt to EBITDA ratio is calculated by dividing (i) the sum of total debt for borrowed money, capital lease obligations and guaranties of obligations of non-consolidated entities by (ii) EBITDA (as defined in the Facility). The funded debt to EBITDA ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies.

ERA GROUP INC. FLEET COUNTS (1) (unaudited)

	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014
Heavy:
H225	9	9	9	9	9
S92	2	—	—	—	—
AW189	2	—	—	—	—
	13	9	9	9	9

Medium:
AW139	38	39	39	39	39
S76 C+/C++	6	6	6	6	6
S76 A++	2	2	2	2	2
B212	8	8	8	8	9
B412	1	2	3	3	6
	55	57	58	58	62

Light—twin engine:
A109	7	7	7	7	9
EC135	17	17	19	19	20
EC145	5	5	5	5	5
BK117	3	3	3	3	3
BO105	3	3	3	—	—
	35	35	37	34	37

Light—single engine:
A119	14	16	17	17	17
AS350	29	31	31	35	35
	43	47	48	52	52
Total Helicopters	146	148	152	153	160
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(1)	Includes all owned, joint ventured, leased-in and managed helicopters and excludes helicopters fully paid for and delivered but not yet placed in service as of the applicable dates.